Exhibit 3.1

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ZENDESK, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Zendesk, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Zendesk, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on March 3, 2009 under the name Zendesk, Inc.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Fifth Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which proposed amendment and restatement is as set forth on Exhibit A hereto.

3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. That this Sixth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Sixth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 4th day of September, 2012.

By:	/s/ Mikkel Svane
Mikkel Svane
President

EXHIBIT A

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ZENDESK, INC.

FIRST: The name of this corporation is Zendesk, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is One Rodney Square, 10th Floor, Tenth and King Streets, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is RL&F Service Corp.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 200,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”) of which (a) 150,000,000 shares of the Common Stock are designated “Series A Common Stock” (the “Series A Common Stock”) and (b) 50,000,000 shares of the Common Stock are designated “Series B Common Stock” (the “Series B Common Stock”); and (ii) 24,016,041 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”) of which (a) 4,786,463 shares of the Preferred Stock are designated “Series A Preferred Stock” (the “Series A Preferred Stock”), (b) 6,843,299 shares of the Preferred Stock are designated “Series B Preferred Stock” (the “Series B Preferred Stock”), (c) 3,386,279 shares of the Preferred Stock are designated “Series C Preferred Stock” (the “Series C Preferred Stock”) and (d) 9,000,000 shares of the Preferred Stock are designated “Series D Preferred Stock” (the “Series D Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

I. Series A Common Stock.

1. General. The voting, dividend and liquidation rights of the holders of the Series A Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Series A Common Stock are entitled to one (1) vote for each share of Series A Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Series A Common Stock, as such, shall not be entitled to vote on any amendment to this Sixth Amended and Restated Certificate of Incorporation (the “Certificate of

Incorporation”) that relates solely to the terms of one (1) or more outstanding series of Preferred Stock if the holders of such affected Series Are entitled, either separately or together with the holders of one (1) or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock (including any series thereof) may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one (1) or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

II. Series B Common Stock.

The rights, preferences, powers, privileges and restrictions, qualifications and limitations of, and other matters relating to, the Series B Common Stock are as set forth herein. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part A.II of this Article Fourth refer to sections and subsections of Part A.II of this Article Fourth.

1. General. The Series B Common Stock shall be identical to the Series A Common Stock in all respects, except with respect to the right to vote (as set forth below). The voting, dividend and liquidation rights of the holders of the Series B Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of Series B Common Stock shall not be entitled to vote on any matters except and to the extent otherwise required under the General Corporation Law. The number of authorized shares of Common Stock (including any series thereof) may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one (1) or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

3. Optional Conversion. The holders of Series B Common Stock shall have no optional conversion rights.

4. Mandatory Conversion.

4.1 Trigger Events. Each outstanding share of Series B Common Stock shall automatically be converted into one share of Series A Common Stock upon the earliest to occur of (A) the closing of the sale of shares of Series A Common Stock to the public, in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least thirty million dollars ($30,000,000) of gross proceeds, net of the underwriting discount and commissions, to the Corporation (a “Qualified Public Offering”); (B) the approval by the Board of Directors of a transaction that would constitute either a Deemed Liquidation Event or a Reorganization; or (C) the approval by the holders of a majority of the Corporation’s outstanding Preferred Stock (voting together as a single class and not as a separate Series and on an as-converted basis) of a transaction that would constitute either a Deemed Liquidation Event or a Reorganization. The time of any of the events described in clauses (A), (B) and (C) above is referred to herein as the “Series B Common Stock Mandatory Conversion Time.”

4.2 Procedural Requirements. All holders of record of shares of the Series B Common Stock shall be sent written notice of the Series B Common Stock Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series B Common Stock pursuant to this Section 4. Such notice need not be sent in advance of the occurrence of the Series B Common Stock Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series B Common Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Series A Common Stock to which such holder is entitled pursuant to this Section 4. At the Series B Common Stock Mandatory Conversion Time, all outstanding shares of Series B Common Stock shall be deemed to have been converted into shares of Series A Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series B Common Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Series A Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the last sentence of this Section 4.2. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Series B Common Stock Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for such shares of Series B Common Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Series A Common Stock issuable on such conversion in accordance with the provisions hereof.

4.3 Effect of Mandatory Conversion. All certificates evidencing shares of Series B Common Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Series B Common Stock Mandatory Conversion Time, be deemed to have been retired and cancelled and the shares of Series B Common Stock represented thereby converted into Series A Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted shares of Series B Common Stock may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Common Stock accordingly.

B. PREFERRED STOCK

The rights, preferences, powers, privileges and restrictions, qualifications and limitations of, and other matters relating to, the Preferred Stock are as set forth herein. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1. Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of shares of Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or Series Determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share for each series of Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the applicable original issue price of such series of Preferred Stock (as set forth below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest dividend for each series of Preferred Stock. The “Series A Original Issue Price” shall mean $0.32383 per share, as adjusted in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock. The “Series B Original Issue Price” shall mean $0.87677 per share, as adjusted in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock. The “Series C Original Issue Price” shall mean $5.610875 per share, as adjusted in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock. The “Series D Original Issue Price” shall mean $5.24352 per share, as adjusted in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Payments to Holders of Preferred Stock. In the event of any Deemed Liquidation Event, the holders of shares of Preferred Stock then outstanding shall be entitled, on a pari passu basis, to be paid out of the assets of the Corporation lawfully available for distribution to its stockholders before any payment shall be made to the holders of any class or series of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (a) with respect to each share of Series A Preferred Stock, the Series A Original Issue Price, with respect to each share of Series B Preferred Stock, the Series B Original Issue Price, with respect to each share of Series C Preferred Stock, the Series C Original Issue Price and with respect to each share of Series D Preferred Stock, the Series D Original Issue Price plus, in each case, any declared but unpaid dividends on each such share or (b) such amount per share as would have been payable had each such share of Preferred Stock been converted into Series A Common Stock pursuant to Section 4 immediately prior to such Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Amount”). If upon any such Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under this Section 2.1, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full pursuant to clause (a) above.

2.2 Payments to Holders of Common Stock. In the event of any Deemed Liquidation Event, after the full payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.3 Deemed Liquidation Events.

2.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least fifty-one percent (51%) of the then outstanding shares of Preferred Stock (voting together as a single class, on an as-converted basis, and not as separate series) (a “Preferred Interest”) elect otherwise by written notice sent to the Corporation at least five (5) days prior to the effective date of any such event; provided, however, in the event the assets of the Corporation available for distribution to its stockholders in respect of such event shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under clause (a) of Section 2.1, the consent of the holders of at least eighty-five percent (85%) of the then outstanding shares of Preferred Stock (voting together as a single class, on an as-converted basis, and not as separate series) (a “Supermajority Interest”) shall be required to elect that such event not be deemed to be a Deemed Liquidation Event:

(a) a merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (A) the surviving or resulting corporation or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets or intellectual property of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one (1) or more subsidiaries of the Corporation if substantially all of the assets or intellectual property of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or

(c) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

2.3.2 Effecting a Deemed Liquidation Event.

(a) Unless otherwise elected by a Preferred Interest or Supermajority Interest, in accordance with the terms of Section 2.3.1, the Corporation shall not have the power to effect a Deemed Liquidation Event unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Section 2.1 and Section 2.2.

(b) In the event of a Deemed Liquidation Event referred to in Section 2.3.1(a)(ii) or Section 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the holders of at least a Preferred Interest so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation, including the approval of at least two of the Preferred Directors (as defined below)) (the “Net Proceeds”), to the extent legally available therefor, on the one hundred fiftieth (150th) day after such Deemed Liquidation Event (the “Liquidation Redemption Date”), to redeem all outstanding shares of Preferred Stock, on a pari passu basis as set forth in Section 2.1 above, at a price per share equal to the applicable Liquidation Amount for each such outstanding share of Preferred Stock. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall redeem a pro rata portion of each holder’s shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, on a pari passu basis, to the fullest extent of such Net Proceeds or such lawfully available funds, as the case may be, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. Prior to the distribution or redemption provided for in this Section 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

2.3.3 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such Deemed Liquidation shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation, including the approval of at least two of the Preferred Directors.

2.3.4 Allocation of Escrow. In the event of a Deemed Liquidation Event pursuant to Section 2.3.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the Merger Agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Section 2.1 and Section 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration (the “Additional Consideration”) which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section 2.1 and Section 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For clarity, a holder of Preferred Stock may receive a distribution pursuant to Section 2.1(a) above while participating in a distribution of the Initial Consideration and then participate in the Additional Consideration pursuant to Section 2.1(b) above (however the amounts paid to such holder pursuant to the distribution of the Initial Consideration shall be factored).

3. Voting.

3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Series A Common Stock into which such shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter (with the number of whole shares of Series A Common Stock based on the total number of shares of Preferred Stock held by the holder). Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Series A Common Stock as a single class and on an as converted basis.

3.2 Election of Directors. The holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series A Director”); the holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series B Director); the holders of record of the shares of Series C Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series C Director; and together with the Series A Director and Series B Director, the “Preferred Directors”) and the holders of record of the shares of Series A Common Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series A Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Section 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series A Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by the stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Series A Common Stock and Preferred Stock (exclusively and voting together as a single class on as converted basis and not as separate series) shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 3.2.

3.3 Preferred Stock Protective Provisions. At any time when shares of Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, reclassification, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of a Preferred Interest, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(a) effect any Deemed Liquidation Event or any other merger, consolidation, reorganization or statutory plan of exchange (a “Reorganization”), or consent to any of the foregoing;

(b) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation;

(c) (i) create, or authorize the creation of, any shares of capital stock unless the same ranks junior to each then outstanding series of Preferred Stock with respect to voting, the distribution of assets on a Deemed Liquidation Event, the payment of dividends and rights of redemption, (ii) increase or decrease (other than in accordance with the provisions of Section 4.3.3 or Section 5.3 herein) the authorized number of shares of Preferred Stock, or any series thereof, or Common Stock, or any class or series thereof, or (iii) increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to each then outstanding series of Preferred Stock with respect to voting, the distribution of assets on a Deemed Liquidation Event, the payment of dividends and rights of redemption

(d) (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with either the Series A Preferred Stock, the Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock in respect of voting, the distribution of assets on a Deemed Liquidation Event, the payment of dividends and rights of redemption, if such reclassification, alteration or amendment would render such other security senior to either the Series A Preferred Stock, the Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock in respect of any such right, preference or privilege or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to either the Series A Preferred Stock, the Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock in respect of voting, the distribution of assets on a Deemed Liquidation Event, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with either the Series A Preferred Stock, the Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock in respect of any such right, preference or privilege;

(e) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation, other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock for which adjustment is made to the Conversion Price of the Preferred Stock pursuant to Section 4.6 below or (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

(f) adversely alter or change the powers, preferences, privileges or special rights of the shares of Preferred Stock or increase the restrictions, qualifications or limitations of the shares of Preferred Stock;

(g) adopt an incentive stock or option plan of the Corporation or amend, alter or repeal an existing incentive stock or option plan of the Corporation (including, without limitation, any amendment to increase the number of shares of the capital stock reserved for issuance under any such existing plan); or

(h) increase or decrease the authorized number of directors constituting the Board of Directors.

4. Optional Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

(a) Conversion Ratio. Each share of Preferred Stock shall be convertible at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Series A Common Stock as is determined by dividing (i) with respect to shares of Series A Preferred Stock, the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion; (ii) with respect to shares of Series B Preferred Stock, the Series B Original Issue Price by the Series B Conversion Price (as defined below) in effect at the time of conversion, (iii) with respect to shares of Series C Preferred Stock, the Series C Original Issue Price by the Series C Conversion Price (as defined below) in effect at the time of conversion and (iv) with respect to shares of Series D Preferred Stock, the Series D Original Issue Price by the Series D Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall initially be $0.0809575. The “Series B Conversion Price” shall initially be $0.2191925. The “Series C Conversion Price” shall initially be $1.40271875. The “Series D Conversion Price” shall initially be $5.24352. Such initial Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price, and the rate at which shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock may be converted into shares of Series A Common Stock, shall be subject to adjustment as provided below. The Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price are each referred to herein as a “Conversion Price.”

(b) Termination of Conversion Right. In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section 6, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a Deemed Liquidation Event, and conditioned upon the consummation of such Deemed Liquidation Event, the Conversion Rights shall be deemed terminated at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock; provided, however, that this provision shall in no way limit the rights of the holders of Preferred Stock under Section 2.1, including, without limitation, Section 2.1(b).

4.2 Fractional Shares. No fractional shares of Series A Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Series A Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Series A Common Stock and the aggregate number of shares of Series A Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Series A Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Series A Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Series A Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date and time. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Series A Common Stock issuable upon such conversion in accordance with the provisions hereof, a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Series A Common Stock, and cash as provided in Section 4.2 in lieu of any fraction of a share of Series A Common Stock otherwise issuable upon such conversion and payment of any declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2 Reservation of Shares. The Corporation shall at all times when Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of Preferred Stock, such number of its duly authorized shares of Series A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Series A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Series A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Series A Common Stock issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Series A Common Stock at such adjusted Conversion Price.

4.3.3 Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote (other than as a holder of Series A Common Stock), shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Series A Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Series A Common Stock delivered upon conversion.

4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Series A Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustments to Conversion Price for Diluting Issues.

4.4.1 Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b) “Series D Original Issue Date” shall mean the date on which the first share of Series D Preferred Stock was issued.

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for any class or series of Common Stock, but excluding Options.

(d) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4.4.3, deemed to be issued) by the Corporation after the Series D Original Issue Date, other than the following shares of Common Stock, and shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (collectively “Exempted Securities”):

(i) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(ii) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 4.5, Section 4.6, Section 4.7 or Section 4.8;

(iii) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation;

(iv) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case outstanding as of the date hereof, and in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v) shares of Common Stock, Options or Convertible Securities issued pursuant to (A) the bona fide acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or a joint venture agreement approved by the Corporation’s Board of Directors including at least two of the Preferred Directors or (B) the consummation of a Qualified Public Offering;

(vi) shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships; provided that such issuances are for primarily non-equity financing purposes and approved by the Corporation’s Board of Directors including at least two of the Preferred Directors;

(vii) shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction; provided that such issuances are for primarily non-equity financing purposes and approved by the Corporation’s Board of Directors including at least two of the Preferred Directors; or

(viii) up to 50,000,000 shares of Series A Common Stock issued upon the conversion or exchange of any shares of Series B Common Stock.

4.4.2 No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least a Preferred Interest agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock; provided, however, that if the issuance or deemed issuance of Additional Shares of Common Stock would result in an adjustment to the Conversion Price of one or more series of Preferred Stock but not the Conversion Price of all series of Preferred Stock, any notice delivered pursuant to this Subsection 4.4.2 must be given by the holders of at least a Supermajority Interest; provided, further, that if the issuance or deemed issuance of Additional Shares of Common Stock would result in an adjustment to the Series D Conversion Price but not the Conversion Price of any other series of Preferred Stock, any notice delivered pursuant to this Subsection 4.4.2 must be given by the holders of a majority of the then outstanding shares of Series D Preferred Stock.

4.4.3 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Series D Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class or series of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent anti-dilution or similar adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to a Conversion Price pursuant to the terms of Section 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (i) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (ii) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Section 4.4.3(b) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to a Conversion Price pursuant to the terms of Section 4.4.4 (either because the consideration per share (determined pursuant to Section 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than such Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series D Original Issue Date), are revised after the Series D Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase and/or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, pursuant to the terms of Section 4.4.4, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to a Conversion Price provided for in this Section 4.4 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in Section 4.4.3(b) and Section 4.4.3(c). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to such Conversion Price that would result under the terms of this Section 4.4 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made).

4.4.4 Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series D Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4.4.3), without consideration or for a consideration per share less than the applicable Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth (1/100) of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, in effect immediately after such issue of Additional Shares of Common Stock;

(b) “CP1” shall mean the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, in effect immediately prior to such issue of Additional Shares of Common Stock;

(c) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock, treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue;

(d) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CPCP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CPCP1); and

(e) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5 Determination of Consideration. For purposes of this Section 4.4, the consideration received (or deemed received) by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property. Such consideration shall:

(i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation to be applicable to such Additional Shares of Common Stock.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration and excluding amounts related to cancellation of convertible debt) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion and/or exchange of such Convertible Securities, by

(ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number as a result of antidilution or similar provisions) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion and/or exchange of such Convertible Securities.

4.4.6 Multiple Closing Dates. In the event the Corporation shall issue on more than one (1) date Additional Shares of Common Stock that are a part of one (1) transaction or a series of related transactions and that would result in an adjustment to a Conversion Price pursuant to the terms of Section 4.4.4, then, upon the final such issuance, such Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such related subsequent issuances within such period).

4.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series D Original Issue Date effect a subdivision of the outstanding Common Stock, or any class or series thereof, each of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price, in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Series A Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series D Original

Issue Date combine the outstanding shares of Common Stock, or any class or series thereof, each of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Series A Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series D Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock, or any class or series thereof, entitled to receive, a dividend or other distribution payable on the Common Stock, or any class or series thereof, in additional shares of Common Stock, then and in each such event the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series D Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock, or any class or series thereof, entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock, or any class or series thereof, provided for in Section 4.6 above) or in other property and the provisions of Section 1 and Section 2 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, as applicable, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Series A Common Stock on the date of such event.

4.8 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock), or any class or series thereof, is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 4.4, Section 4.6 or Section 4.7, then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Series A Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Series A Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of any Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

4.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, then in effect, and (ii) the number of shares of Series A Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such shares of Preferred Stock.

4.10 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock, or any class or series thereof, or any Deemed Liquidation Event;

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Series A Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Series A Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Series A Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5. Mandatory Conversion.

5.1 Trigger Events. Upon either (i) the closing of the sale of shares of Series A Common Stock to the public in a Qualified Public Offering or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a Preferred Interest (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Preferred Stock Mandatory Conversion Time”), (A) all outstanding shares of Preferred Stock shall automatically be converted into shares of Series A Common Stock, at the then effective conversion rate applicable to such shares and (B) such shares may not be reissued by the Corporation. Notwithstanding the foregoing sentence, if such conversion is to be effected in connection with the consummation of a transaction or series of related transactions (whether directly or indirectly by amendment, merger, reclassification, consolidation or otherwise) that will result in the distribution of the assets of the Corporation to its stockholders but such assets shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under clause (a) of Section 2.1, the consent of a Supermajority Interest shall be required to effect an automatic conversion of the outstanding shares of Preferred Stock in accordance with the terms of this Section 5.1.

5.2 Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Preferred Stock Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Preferred Stock Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Series A Common Stock to which such holder is entitled pursuant to this Section 5. At the Preferred Stock Mandatory Conversion Time, all outstanding shares of Preferred Stock shall be deemed to have been converted into shares of Series A Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Series A Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the last sentence of this Section 5.2. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Preferred Stock Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for such shares of Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Series A Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 4.2 in lieu of any fraction of a share of Series A Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted.

5.3 Effect of Mandatory Conversion. All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Preferred Stock Mandatory Conversion Time, be deemed to have been retired and cancelled and the shares of Preferred Stock represented thereby converted into Series A Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted shares of Preferred Stock may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6. Redemption.

6.1 Redemption. All shares of Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a price equal to (a) with respect to shares of Series A Preferred Stock, the Series A Original Issue Price per share, plus any dividends declared but unpaid thereon (the “Series A Redemption Price”), (b) with respect to shares of Series B Preferred Stock, the Series B Original Issue Price per share, plus any dividends declared but unpaid thereon (the “Series B Redemption Price”), (c) with respect to shares of Series C Preferred Stock, the Series C Original Issue Price per share, plus any dividends declared but unpaid thereon (the “Series C Redemption Price”) and (d) with respect to shares of Series D Preferred Stock, the Series D Original Issue Price per share, plus any dividends declared but unpaid thereon (the “Series D Redemption Price,” and each of the Series A Redemption Price, Series B Redemption Price, Series C Redemption Price and Series D Redemption Price, a

“Redemption Price”), in three (3) annual installments commencing not more than sixty (60) days after receipt by the Corporation at any time on or after September 5, 2017, from the holders of at least a Preferred Interest, of written notice requesting redemption of all shares of Preferred Stock. The date of each such installment shall be referred to as a “Redemption Date.” On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Preferred Stock owned by each holder, that number of outstanding shares of Preferred Stock determined by dividing (a) the total number of shares of Preferred Stock outstanding immediately prior to such Redemption Date by (b) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all shares of Preferred Stock to be redeemed on such Redemption Date, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of such capital stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

6.2 Redemption Notice. The Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Preferred Stock not less than forty (40) days prior to each Redemption Date. Each Redemption Notice shall state:

(a) the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(b) the Redemption Date and the Redemption Price;

(c) the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 4.1); and

(d) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

If the Corporation receives, on or prior to the twentieth (20th) day after the date of delivery of the Redemption Notice to a holder of Preferred Stock, written notice from such holder that such holder elects to be excluded from the redemption provided in this Section 6, then the shares of Preferred Stock registered on the books of the Corporation in the name of such holder at the time of the Corporation’s receipt of such notice shall thereafter be “Excluded Shares.” Excluded Shares shall not be redeemed or redeemable pursuant to this Section 6, whether on such Redemption Date or thereafter.

6.3 Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4 or unless such shares are Excluded Shares, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.

6.4 Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefore.

7. Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

8. Waiver. Any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the holders of at least a Preferred Interest of the shares of Preferred Stock then outstanding; provided, however, that the following terms shall not be waived without the affirmative written consent or vote of the holders of at least a Supermajority Interest of the shares of Preferred Stock then outstanding: (a) the proviso set forth in Subsection 2.3.1 above, (b) the first proviso set forth in Subsection 4.4.2 above, (c) the second sentence of Section 5.1 above, and (d) this first proviso set forth in this Section 8; provided, further, that the following terms shall not be waived without the affirmative written consent or vote of the holders of a majority of the then outstanding shares of Series D Preferred Stock: (a) the second proviso set forth in Subsection 4.4.2 above and (b) this second proviso set forth in this Section 8.

9. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: Subject to any additional vote required by the Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

EIGHTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Eighth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Eighth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

NINTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Ninth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

TENTH: The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

CERTIFICATE OF AMENDMENT TO

THE SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

ZENDESK, INC.

Zendesk, Inc. (the “Corporation”) , a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this Corporation is Zendesk, Inc. and that this Corporation was originally incorporated pursuant to the General Corporation Law on March 3, 2009 under the name Zendesk, Inc.

SECOND: That the Board of Directors of the Corporation adopted resolutions setting forth a proposed amendment to the Sixth Amended and Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”), declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is substantially as follows:

RESOLVED, that the first paragraph of Article FOURTH of the Restated Certificate be amended and restated in its entirety as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 220,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”) of which (a) 160,000,000 shares of the Common Stock are designated “Series A Common Stock” (the “Series A Common Stock”) and (b) 60,000,000 shares of the Common Stock are designated “Series B Common Stock” (the “Series B Common Stock”); and (ii) 24,016,041 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”) of which (a) 4,786,463 shares of the Preferred Stock are designated “Series A Preferred Stock” (the “Series A Preferred Stock”), (b) 6,843,299 shares of the Preferred Stock are designated “Series B Preferred Stock” (the “Series B Preferred Stock”), (c) 3,386,279 shares of the Preferred Stock are designated “Series C Preferred Stock” (the “Series C Preferred Stock”) and (d) 9,000,000 shares of the Preferred Stock are designated “Series D Preferred Stock” (the “Series D Preferred Stock”).”

RESOLVED, that Section 4.4.1(d)(viii) of Article FOURTH(B) of the Restated Certificate be amended and restated in its entirety as follows:

“(viii) up to 60,000,000 shares of Series A Common Stock issued upon the conversion or exchange of any shares of Series B Common Stock”

THIRD: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law.

IN WITNESS WHEREOF, this Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 3rd day of May, 2013.

ZENDESK, INC.

By:	/s/ Mikkel Svane
Mikkel Svane, President

CERTIFICATE OF AMENDMENT TO

THE SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ZENDESK, INC.

Zendesk, Inc. (the “Corporation”) , a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this Corporation is Zendesk, Inc. and that this Corporation was originally incorporated pursuant to the General Corporation Law on March 3, 2009 under the name Zendesk, Inc.

SECOND: That the Board of Directors of the Corporation adopted resolutions setting forth a proposed amendment to the Sixth Amended and Restated Certificate of Incorporation of the Corporation as amended by that (the “Restated Certificate”), declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is substantially as follows:

RESOLVED, that the first paragraph of Article FOURTH of the Restated Certificate be amended and restated in its entirety as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 250,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”) of which (a) 175,000,000 shares of the Common Stock are designated “Series A Common Stock” (the “Series A Common Stock”) and (b) 75,000,000 shares of the Common Stock are designated “Series B Common Stock” (the “Series B Common Stock”); and (ii) 24,016,041 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”) of which (a) 4,786,463 shares of the Preferred Stock are designated “Series A Preferred Stock” (the “Series A Preferred Stock”), (b) 6,843,299 shares of the Preferred Stock are designated “Series B Preferred Stock” (the “Series B Preferred Stock”), (c) 3,386,279 shares of the Preferred Stock are designated “Series C Preferred Stock” (the “Series C Preferred Stock”) and (d) 9,000,000 shares of the Preferred Stock are designated “Series D Preferred Stock” (the “Series D Preferred Stock”).”

RESOLVED, that Section 4.4.1(d)(viii) of Article FOURTH(B) of the Restated Certificate be amended and restated in its entirety as follows:

“(viii) up to 75,000,000 shares of Series A Common Stock issued upon the conversion or exchange of any shares of Series B Common Stock”

THIRD: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law.

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IN WITNESS WHEREOF, this Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 13 day of February, 2014.

ZENDESK, INC.

By:	/s/ Mikkel Svane

Name:	Mikkel Svane

Title:	Chief Executive Officer

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